Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

September 16, 2021

Board of Directors of Ecrid, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Form S-1of our report dated July 30, 2021, with respect to the balance sheets of Ecrid, Inc. as of March 31, 2021 and 2020 and the related statements of operations, shareholders’ equity and cash flows for the fiscal year periods thus ended and the related notes to the financial statements.

/s/ MaughanSullivan LLC

Manchester, VT

September 16, 2021